                                                                      EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (dollars in millions)



                                                                      YEAR ENDED LAST FRIDAY IN DECEMBER

                                                    2001            2000            1999            1998              1997
                                                -------------  --------------  -------------  ----------------  ---------------
                                                 (52 WEEKS)     (52 WEEKS)      (53 WEEKS)      (52 WEEKS)        (52 WEEKS)
Pre-tax earnings                                     $ 1,377         $ 5,717        $ 4,206           $ 2,120          $ 3,102

Add:  Fixed charges (excluding
   capitalized interest and preferred security
   dividend requirements of subsidiaries)             17,097          18,307         13,235            17,237           15,128
                                                -------------  --------------  -------------  ----------------  ---------------
Pre-tax earnings before fixed charges                 18,474          24,024         17,441            19,357           18,230
                                                =============  ==============  =============  ================  ===============

Fixed charges:
   Interest                                           16,843          18,052         12,987            17,014           14,938
   Other  (a)                                            451             465            451               354              240
                                                -------------  --------------  -------------  ----------------  ---------------
   Total fixed charges                                17,294          18,517         13,438            17,368           15,178
                                                =============  ==============  =============  ================  ===============

Preferred stock dividends                                 55              55             56                58               62

Total combined fixed charges                    -------------  --------------  -------------  ----------------  ---------------
    and preferred stock dividends                    $17,349         $18,572        $13,494           $17,426          $15,240
                                                =============  ==============  =============  ================  ===============

Ratio of earnings to fixed charges                      1.07            1.30           1.30              1.11             1.20

Ratio of earnings to combined fixed charges
    and preferred stock dividends                       1.06            1.29           1.29              1.11             1.20




(a) Other fixed charges consists of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and amortization of capitalized interest.